AMENDMENT AND WAIVER LETTER

EXHIBIT 4.1(b)

                                               December 10, 2002

Harris Trust and Savings Bank                  U.S. Bank National Association
Chicago, Illinois                              Cincinnati, Ohio

Fleet National Bank                            Union Bank of California, N.A.
Stamford, Connecticut                          Los Angeles, California

LaSalle Bank, N.A.                             National City Bank
Chicago, Illinois                              Philadelphia, PA

Bank One, Arizona, N.A.                        Webster Bank
Phoenix, Arizona                               New Haven, Connecticut

Sovereign Bank
Boston, Massachusetts

Ladies and Gentlemen:

     Reference is hereby made to that certain Credit Agreement dated as of September 26, 2002 (the "Credit Agreement") among the EMCOR Group, Inc. (the "Company"), a Delaware corporation, Comstock Canada Ltd., a Canadian corporation, and EMCOR Drake & Scull Group Ltd., a United Kingdom public limited liability company, you (the "Lenders") and Harris Trust and Savings Bank, as agent for the Lenders (the "Agent"). All capitalized terms used herein shall have the same meaning as in the Credit Agreement unless otherwise defined herein.

     As you are aware, the Company proposes to acquire (the "Acquisition") (a) from Archstone-Smith Operating Trust the indebtedness (the "Indebtedness") owed to it by Consolidated Engineering Services, Inc. ("CES") and all of its shares of CES capital stock and (b) from all the other stockholders of CES all their shares of CES capital stock for an aggregate purchase price of no more than $182,000,000 plus or minus an amount equal to a number determined by subtracting the consolidated net worth of CES as of the closing date from its consolidated net worth as of June 30, 2002 (collectively, the "Consideration"). If the difference is positive the purchase price will be decreased by that amount and if the difference is negative the purchase price will be increased by that amount.


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     This is to confirm our agreement with respect to the Credit  Agreement,  as follows:

     1. The Company consummate the Acquisition notwithstanding the provisions of Section 7.21 and Section 7.12 of the Credit Agreement; provided that it is hereby agreed that the $300,000,000 number referred to in clause
         (iv) of Section 7.12(j) is reduced by the Consideration; provided further that after giving effect to the Acquisition the Borrowers have Unused Commitments of not less than $55,000,000 and provided further that CES and each of its majority owned subsidiaries (collectively, the "Acquired Companies" and, individually, an "Acquired Company") shall constitute a Restricted Subsidiary and shall execute and deliver to the Agent the items required by Section 7.21 of the Credit Agreement.

     2. The following provisions of the Credit Agreement are waived for the purposes indicated:

         (a) Section 7.10 is hereby waived to the extent required to permit the Acquired Companies to have outstanding indebtedness at the time each such Acquired Company becomes a Restricted Subsidiary, provided such indebtedness is not incurred in contemplation of such Acquired Companies being acquired by the Company, and the amount of such indebtedness shall be excluded from the dollar amount set forth in Section 7.10(K).

         (b) Section 7.12 is hereby waived to the extent required to permit each Acquired Company (i) to retain or have outstanding investments in, loans or advances to, any other Person, (ii) to be liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking to any other Person, (iii) to provide funds for payment of the obligations of any other Person or to supply funds thereto or invest therein or otherwise assure a creditor of another against loss, (iv) to be liable to the issuer of a letter of credit which supports an obligation of any other Person, and (v) to subordinate any claim or claims it may have to the claim or demand of any other Person, provided in each such case such investment, loan or advance, endorsement, guarantee suretyship, other arrangement, agreement, liability, or subordination is outstanding at the time the Acquired Company becomes a Restricted Subsidiary and was not incurred in contemplation of such Acquired Company becoming a Restricted Subsidiary.


     3. Section 7.12 of the Credit Agreement is hereby amended by striking the "; and" at the end of subsection (x) thereof and replacing it with ";", striking the "," at the end of subsection (y) thereof and replacing it with "; and", and adding thereto a new clause (z) as follows: "(z) investment in any securities or securities funds in an aggregate amount not in excess of (a) the amounts withheld from the compensation of employees of the


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         Company or any subsidiary  pursuant to any deferred  compensation  plan and (b) amounts representing appreciation under any such plan of such withheld amounts.

     4. Section 9.1 of the Credit Agreement is hereby amended by amending the paragraph defining "Disposition" to read in its entirety as follows:
         "Disposition means the sale, lease, conveyance or other disposition of Property outside the normal course of business of the entity making such sale, lease, conveyance or disposition."

     Please sign and return a copy of this letter to confirm your agreement with the foregoing.

                                                  Very truly yours,

                                                  EMCOR Group, Inc.


                                                  By
                                                    ----------------------------
                                                    R. Kevin Matz
                                                    Vice President and Treasurer


The foregoing is hereby confirmed and agreed to:

Harris Trust and Savings Bank                     U.S. Bank National Association

By                                                By
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Fleet National Bank                               Union Bank of California, N.A.

By                                                By
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LaSalle Bank, N.A.                                National City Bank

By                                                By
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Bank One, Arizona, N.A.                           Webster Bank

By                                                By
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Sovereign Bank

By
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